UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2026

AMASS BRANDS INC
(Exact name of registrant as specified in its charter)

Delaware	001-43286	81-5227282
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

860 E Stowell Road Santa Maria, CA	93454
(Address of principal executive offices)	(Zip Code)

(909) 293-8571

Registrant’s telephone number, including area code:

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (
see
General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange On Which Registered
Common Stock	AMSS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company
☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 29, 2026, AMASS Brands Inc (the “Company”) entered into a Side Letter Agreement (the “Side Letter Agreement”) with Full Glass Wine Co., LLC, a Delaware limited liability company (“FGWC”), and Full Glass – Licensing, LLC, a Delaware limited liability company (together with FGWC, “Full Glass”). The Side Letter Agreement modifies and ultimately terminates that certain Multi-Year Wine Purchase Agreement dated February 29, 2024, by and between Full Glass – Licensing and the Company (the “Purchase Agreement”).

Under the Purchase Agreement, Full Glass – Licensing was obligated to purchase $4,000,000 worth of inventory (approximately 111,333 cases of finished wine) from the Company. Pursuant to the Side Letter Agreement, Full Glass – Licensing’s purchase obligation under the Purchase Agreement is replaced with a settlement amount of $427,000 (the “Settlement Amount”). Of the Settlement Amount, a remaining balance of $31,750 is due by July 31, 2026, upon receipt of which the Company will release certain wine inventory to Full Glass. The remaining $406,000 of the Settlement Amount constitutes a “Deposit” that may be applied, at Full Glass’s election, in one of two ways:

(i) Equity Redemption in Connection with Future Wine Purchases: Full Glass purchases 135,333.33 gallons of finished wine from the Company at $5.00 per gallon (aggregate purchase price of $676,666.66), with $270,666.66 paid in cash and the remaining $406,000 applied to the redemption of Series A Units and Common Units held by the Company in FGWC at $8.77 per unit; or

(ii) Application of Deposit to Equity Redemption Only: the $406,000 Deposit is applied exclusively to the redemption of Series A Units and Common Units held by the Company in FGWC, without any accompanying wine purchase.

The Side Letter Agreement provides that if any installment payment is late, a one-time late charge of $10,000 applies, subject to a 7-day cure period. Failure to cure permits the Company to elect to void the Side Letter Agreement and reinstate the original obligations under the Purchase Agreement.

The Side Letter Agreement also provides that if, within one year of the effective date, FGWC enters into a definitive agreement for a sale of the company (including a merger, consolidation, equity sale, asset sale, or change of control exceeding 51%), and a Redemption Agreement was previously executed, Full Glass must pay the Company the difference between what the Company would have received in such sale transaction and the Settlement Amount previously applied through redemption.

In connection with the Side Letter Agreement, the Company acknowledged that Full Glass paid all amounts owed under the Amended and Restated Secured Promissory Note dated February 29, 2024, and the Company agreed to deliver a Release of Security Interests in IP and Confirmation Payoff Letter. The parties also exchanged broad mutual releases of all claims related to the Purchase Agreement and all other agreements and dealings between the parties, including the Company’s equity ownership in FGWC, subject to receipt of the Settlement Amount. The mutual releases include a waiver of California Civil Code Section 1542.

The foregoing description of the Side Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Side Letter Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

Effective as of July 29, 2026, the Multi-Year Wine Purchase Agreement dated February 29, 2024, by and between Full Glass – Licensing, LLC and the Company (the “Purchase Agreement”), was terminated in its entirety pursuant to the terms of the Side Letter Agreement described in Item 1.01 above. Certain provisions of the Purchase Agreement survive solely to give effect to the credit mechanics contemplated by the Side Letter Agreement, including provisions relating to purchase orders, pricing and invoicing, delivery terms, and the intellectual property license for labeling and packaging.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements, Pro Forma Financial Information, and Exhibits.

(d) Exhibits

10.1	Side Letter Agreement, dated July 29, 2026, by and among Full Glass Wine Co., LLC, Full Glass - Licensing, LLC, and AMASS Brands Inc.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2026

AMASS BRANDS INC

By:	/s/ Mark T. Lynn
Mark T. Lynn
Chief Executive Officer
(Principal Executive Officer)

3